Exhibit 10.2

November 15, 2020

Tuesday Morning, Inc.

6250 LBJ Freeway

Dallas, Texas 75240

Attention: Steven R. Becker

Email: sbecker@tuesdaymorning.com

Re: Commitment Letter

Ladies and Gentlemen:

You have advised Tensile Capital Partners Master Fund LP (“TCM”, “us” or “we”) that Tuesday Morning Corporation, a Delaware corporation (“Parent” or “you”), seeks financing to make payments on the general unsecured claims of Parent, Tuesday Morning, Inc., a Delaware corporation (“TMI”) and certain subsidiaries of Parent and TMI, as well as make payments for claims, fees and expenses relating to its exit from bankruptcy (the “Transactions”), all as more fully described in the Senior Subordinated Notes Term Sheet attached hereto as Annex A (the “Term Sheet”).

1.	Commitments

You have requested that TCM and select co-investors of TCM (collectively, the “Investors” or “we”) commit to purchase senior subordinated notes from Parent in an aggregate amount of $25,000,000 (the “Facility”). The Investors are pleased to advise you of their respective several commitments to purchase senior subordinated notes upon the terms and subject to the conditions set forth or referred to in this commitment letter (this “Commitment Letter”) and in the Term Sheet. The commitment of each Investor is set forth opposite such Investor’s name on Annex B attached hereto.

2.	Conditions to Commitments

The Investor’s respective commitments hereunder are subject to:

a.	TCM’s receipt of counterparts of this Commitment Letter duly executed by TCM, Parent and the Investors;

b.	the satisfaction of each condition precedent set forth in the Term Sheet in the section titled “Closing Conditions”; and

c.	your compliance with the terms of this Commitment Letter.

The terms and conditions of the Investors’ commitment hereunder are limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of TCM, the Investors and the Parent.

3.	Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter or the Term Sheet nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors (other than commercial lenders) who are directly involved in the consideration of this matter and for whom you shall be responsible for any breach by any one of them of this confidentiality undertaking, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), (c) pursuant to your or your subsidiaries’ bankruptcy cases, and (d) to the office of the U.S. Trustee, the bankruptcy court (subject to the preceding clause (c)), and on a confidential and “professional eyes only” basis to advisors to any statutory committee appointed in your or your subsidiaries’ bankruptcy cases, provided that, the foregoing restrictions shall cease to apply after this Commitment Letter has been accepted by you. Officers, directors, employees and agents of the Investors and their respective affiliates shall at all times have the right to share amongst themselves information received from you and your affiliates and your officers, directors, employees and agents. Notwithstanding the foregoing, it is agreed and understood that you and your subsidiaries shall be permitted to disclose this Commitment Letter and the contents thereof to the bankruptcy court to the extent disclosure thereof is necessary or advisable to consummate the transactions contemplated herein.

4.	Indemnity

You agree (a) to indemnify and hold harmless the Investors and their respective affiliates and their respective officers, directors, managers, employees, advisors, direct and indirect partners and agents (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities and related expenses to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the use of the proceeds thereof, or any related transaction or any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing (including in relation to enforcing the terms of this paragraph) (each, a “Proceeding”), regardless of whether any indemnified person is a party thereto or whether such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise or result from the willful misconduct or gross negligence of such indemnified person and (b) to reimburse the Investors and their affiliates on demand for all reasonable and documented out-of-pocket expenses (including reasonable and documented due diligence expenses, consultant's fees and expenses (if any), travel expenses, and reasonable and documented fees, charges and disbursements of outside counsel) incurred in connection with the Facility and any related documentation or the administration, amendment, modification or waiver thereof. You also agree that no indemnified person shall have any liability to you for any special, indirect, consequential or punitive damages. You shall not, without the prior written consent of an indemnified person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such indemnified person unless (i) such settlement includes an unconditional release of such indemnified person in form and substance reasonably satisfactory to such indemnified person from all liability on claims that are the subject matter of such Proceedings and (ii) does not include any statement as to, or any admission of, fault, culpability or a failure to act by or on behalf of any indemnified person or any injunctive relief or other non-monetary remedy.

5.	Alternative Transaction Fee.

If the Facility is not consummated and you or any of your subsidiaries consummate any credit facilities or other issuance(s) of debt, subordinated debt or preferred equity securities (specifically excluding the Facility and the Exit First Lien Credit Facility referred to in the Term Sheet, in an amount up to the maximum principal amount of such Exit First Lien Credit Facility set forth in the Term Sheet, but specifically including any amendment, amendment and restatement, renewals or refinancings of any existing credit facilities, or any increase of the amount of the Exit First Lien Credit Facility beyond the amounts permitted by the Term Sheet, collectively, an “Alternate Financing”) within one year after the date hereof, you agree that, unless TCM failed to negotiate in good faith the definitive documentation with respect to the Facility, then TCM shall be deemed to have earned, and you will pay (or cause to be paid) immediately to TCM an amount equal to $500,000.

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6.	Miscellaneous

This Commitment Letter shall not be assignable by you without the prior written consent of the Investors (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by each of the parties hereto. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Term Sheet set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. The Parent consents to the exclusive jurisdiction and venue of the state or federal courts located in the City of New York. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (A) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING BROUGHT BY OR ON BEHALF OF ANY PARTY ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE TERM SHEET OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND (B) ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LEGAL PROCEEDING IN THE STATE OR FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK.

The indemnification, reimbursement and confidentiality provisions contained herein and in the Term Sheet shall remain in full force and effect regardless of whether definitive documentation relating to the Facility shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Investors’ respective commitments hereunder; provided that your obligations under this Commitment Letter shall automatically terminate and be superseded by the provisions of the definitive documentation relating to the Facility upon the effectiveness thereof, and thereafter such provisions in this Commitment Letter shall have no further force and effect.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

You hereby authorize the Investors, at their own expense, but without any prior approval by you, to publish such tombstones and give such other publicity to the Facility as it may from time to time determine in their respective discretion.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet by returning to us executed counterparts hereof not later than 5:00 p.m., Central time, on November 13, 2020. The Investors’ respective commitments and agreements herein will expire at such time in the event TCM has not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter and the Term Sheet supersede any and all prior versions hereof and thereof and any other prior agreement or understanding among the parties hereto with respect to the subject matter hereof.

The Investors’ respective commitments hereunder (a) may be terminated at any time by the Parent, with or without cause, effective upon receipt TCM of notice to that effect from the Parent, and (b) will otherwise terminate on December 31, 2020 (unless extended by the Investor), in each case, unless the closing of the Facility on the terms and subject to the conditions contained herein and in the applicable definitive documentation relating to the Facility has been consummated on or before such date. Notwithstanding any such termination of this Term Sheet, Parent shall continue to be obligated to reimburse Investors’ fees to the extent required under Section 4 above.

The Investors are pleased to have been given the opportunity to assist you in connection with this important financing.

[Signature Pages Follow]

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Very truly yours,

Tensile Capital Management LLC

By:	/s/ Douglas J. Dossey
	Name:	Douglas J. Dossey
	Title:	Partner

[Signature Page to Commitment Letter]

Accepted and agreed to as of

the date first written above by:

PARENT:

TUESDAY MORNING CORPORATION

By:	/s/ Steven R. Becker
Name:	Steven R. Becker
Title:	Chief Executive Officer

[Signature Page to Commitment Letter]

ANNEX A

TERM SHEET

[See Attached]

TUESDAY MORNING CORPORATION

SENIOR SUBORDINATED NOTES TERM SHEET

NOVEMBER 15, 2020

This term sheet (this “Notes Term Sheet”) summarizes certain material terms and conditions of certain transactions to take place in connection with the proposed restructuring of the capital structure and financial obligations of Tuesday Morning Corporation and certain of its subsidiaries (collectively, the “Debtors”)1 pursuant and subject to, among other things, the terms and conditions described in this Notes Term Sheet. This Notes Term Sheet is intended solely as a basis for further discussion and is not intended to be and does not constitute a commitment, offer to purchase, or any legally binding obligation. This Notes Term Sheet does not include all of the conditions, covenants, closing conditions, representations, warranties, or other terms that would be contained in a definitive agreement.

This Notes Term Sheet is a settlement proposal in furtherance of settlement discussions, and is subject to all existing confidentiality agreements. This Notes Term Sheet is not a commitment to lend or to agree to the terms of any restructuring. Accordingly, this term sheet is protected by rule 408 of the Federal Rules of Evidence and any other applicable statutes or doctrines protecting the use or disclosure of confidential settlement discussions. This Notes Term Sheet is subject to ongoing review and approval by all parties and is not binding, is subject to material change, and is being distributed for discussion purposes only. Furthermore, this Notes Term Sheet is subject to definitive documentation acceptable to the Investor (as defined below) in its sole discretion.

OVERVIEW
Issuer	Tuesday Morning Corporation, as reorganized pursuant to chapter 11 of title 11 of the United States Code (the “Issuer” or the “Company”)
Guarantors	All subsidiaries of the Issuer
Investor	Funds managed by Tensile Capital Management LLC, as well as select co-investors (the “Investor”)
Security	Senior Subordinated Note (the “Note”)
Purchase Amount	$25 million (the “Amount”)

1     The Debtors are Tuesday Morning Corporation, TMI Holdings, Inc., Tuesday Morning, Inc., Friday Morning, LLC, Days of the Week, Inc., Nights of the Week, Inc., and Tuesday Morning Partners, Ltd.

Use of Proceeds	The Company will use the proceeds to make payments on the General Unsecured Claims, as well as make payments for claims, fees and expenses relating to its exit from bankruptcy.
Maturity	48 months from issuance
Interest	14% per annum, payable in-kind, accruing daily and compounding annually. The Interest rate for any time period during which Issuer is in default will be increased by 2 percentage points and accrue against the then outstanding amounts under the Note.
Collateral

Subject to customary exceptions regarding excluded assets to be mutually agreed (“Excluded Assets”), the Note will be secured by (a) a first priority perfected security interest in all of the Note Priority Collateral (as defined below), and (b) a second priority perfected security interest in all of the Exit First Lien Priority Collateral (as defined below) (collectively, the “Collateral”). For the avoidance of doubt, the Collateral shall not include any Excluded Assets.

“Exit First Lien Priority Collateral” means all present and after-acquired tangible and intangible assets of the Issuer and its subsidiaries other than Note Priority Collateral and Excluded Assets. Without limiting the foregoing, Exit First Lien Priority Collateral shall include all accounts, payment intangibles, inventory, tax refunds, cash, deposit accounts and securities accounts (other than any deposit account or securities account (or amounts on deposit therein) established solely to hold identified proceeds of Note Priority Collateral), commodities accounts, insurance proceeds related to assets included in the borrowing base under the Exit First Lien Credit Facility (as defined below), insurance policies covering the Exit First Lien Priority Collateral and the proceeds thereof, business interruption insurance proceeds, investment property (excluding the Pledged Equity (as defined below)), general intangibles, chattel paper, documents, supporting obligations, equipment consisting of accounting systems and related computer hardware, software, programs, peripherals, and other similar items related thereto, intellectual property (solely to the extent constituting customer lists, credit files, computer files, programs, printouts, and other computer materials and records related to other Exit First Lien Priority Collateral) and books and records related to the foregoing and, in each case, proceeds thereof.

“Note Priority Collateral” means all tangible and intangible assets of the Issuer and its subsidiaries consisting of real property, fixtures, equipment, intellectual property (excluding equipment and intellectual property constituting Exit First Lien Priority Collateral), all equity interests in the Issuer and its subsidiaries (the “Pledged Equity”), all books and records relating to the foregoing and all proceeds of the foregoing, but excluding Excluded Assets.

“Exit First Lien Credit Facility” means the senior secured asset-based credit facility to be entered into by the Company, as borrower, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Exit First Lien Agent”), and the lenders party thereto (the “Exit First Lien Lenders” and together with the Exit First Lien Agent and the other secured parties under the Exit First Lien Credit Facility, the “Exit First Lien Secured Parties”).

Intercreditor and Subordination Agreement

Note to be subordinated to the security interests (other than security interests in the Note Priority Collateral or the proceeds thereof), rights and remedies of, and the obligations owing to, the Exit First Lien Secured Parties under the Exit First Lien Credit Facility, to be memorialized in an intercreditor and subordination agreement (the “Subordination Agreement”)[2] which:

▪     Shall provide that, until the Exit First Lien Secured Parties are paid in full and the Exit First Lien Credit Facility has been terminated, the Investor will not contest, interfere or delay the enforcement of the liens securing the Exit First Lien Credit Facility (other than, subject to the Note Priority Collateral Standstill, in connection with an enforcement action with respect to any Note Priority Collateral and the proceeds thereof) or the repayment of the obligations outstanding thereunder and that the Exit First Lien Secured Parties shall not be subject to any standstill period with respect to the enforcement of their liens;

▪     Shall contain subordination provisions with respect to payments under the Note (including of principal and cash interest), including that (i) if Investor receives notice from the Exit First Lien Lenders certifying to the existence of an event of default under the Exit First Lien Credit Facility or that the “Payment Conditions” set forth in such facility have not been satisfied, Investor will not accept payments from the Company (other than PIK interest and the payments of costs and expenses required to be reimbursed by the Company subject to a cap to be agreed, which shall not be blocked) until such event of default is cured or the “Payment Conditions” can be satisfied with respect to such payment and (ii) in the event Investor receives any payment in respect of the Note not permitted under the Subordination Agreement (regardless of whether any notice from the Exit First Lien Lenders or the Exit First Lien Agent had been delivered at the time of receipt), such payment shall be turned over to the First Lien Agent for application to the obligations under the Exit First Lien Credit Facility;

▪     Shall set forth the lien priority, relative rights and other creditors’ rights issues in respect of the collateral securing the Note and the collateral securing the Exit First Lien Credit Facility;

▪     Shall not restrict the Investor’s ability to exercise any and all legal and/or equitable remedies, including commencing suit in the event there is a breach or a default under the Note; provided that (i) no such actions shall hinder, delay or interfere with the First Lien Agent’s exercise of remedies against the Exit First Lien Priority Collateral or otherwise be inconsistent with the terms of the Subordination Agreement, and (ii) in no event shall Investor take any action to (x) enforce against any Exit First Lien Priority Collateral prior to the indefeasible payment in full of all obligations under the Exit First Lien Credit Facility or (y) take any action to enforce against the Note Priority Collateral at any time prior to the date that is 30 days following the First Lien Agent’s receipt of written notice from Investor that an event of default exists under the Note and it intends to commence an enforcement action against the Note Priority Collateral (the “Note Priority Collateral Standstill”); provided that (I) the First Lien Agent shall be granted a royalty-free license to use all intellectual property of the Borrower and its subsidiaries in connection with any enforcement actions until all Exit First Lien Priority Collateral has been liquidated and any transfer or disposition of intellectual property by Investor prior to the liquidation of all Exit First Lien Priority Collateral shall be subject to such license and (II) the First Lien Agent shall have a customary access and use period of 180 days with respect to any Note Priority Collateral necessary to the liquidation of Exit First Lien Priority Collateral or consisting of real property where any Exit First Lien Priority Collateral is located;

2        NTD: Subordination Agreement to be drafted by counsel to the Exit First Lien Agent.

▪     Shall include a restriction on amendments to the Exit First Lien Credit Facility without the consent of the Investor which would (i) increase the commitments under the Exit First Lien Credit Facility beyond $150,000,000, (ii) increase the highest applicable interest rate margin in the pricing grid in the Exit First Lien Credit Facility as in effect on the closing date, add a premium, or increase or add any recurring fees, charges, or premiums by more than 4.00% in the aggregate above those in effect on the closing date (excluding (w) changes in underlying reference rates, (x) any increase in the applicable margin in respect of interest accruing at the default rate following the occurrence of an event of default, (y) one-time, non-recurring fees in connection with an amendment or waiver or similar agreement or customary one-time fees in connection with any extension of additional financing under the Exit First Lien Credit Facility (including any DIP financing provided by the Exit First Lien Secured Parties) and (z) any amounts paid only to the First Lien Agent in its capacity as administrative agent or lead arranger), (iii) extend the final senior maturity date to a date after the maturity date of the Note, or (iv) change the availability or borrowing-base related definitions and other definitions to be agreed if such change would result in an increase in the amount available to borrowed under the Exit First Lien Credit Facility or eliminate reserves in effect on the closing date or change the methodology for calculating such reserves (provided that, the foregoing will not prohibit or be construed to limit the right of the First Lien Agent to (A) eliminate, reduce, or otherwise change any reserves in accordance with the terms of the Exit First Lien Credit Facility as in effect on the closing date, so long as any elimination or reduction of reserves of a type that were in existence on the closing date are based on changes to the facts and circumstances giving rise thereto subsequent to such date, including as may be evidenced in updated collateral due diligence or the result of mathematical calculations or (B) implement changes to net orderly liquidation value percentages based on updated collateral due diligence);

▪     Shall include a restriction on amendments to the Note without the consent of the First Lien Agent which would (i) provide for additional covenants or events of default or make more restrictive any existing covenants or events of default unless substantially identical changes to the Exit First Lien Credit Facility are made contemporaneously with making any such changes to the Note, in which case, no consent of the First Lien Agent shall be required, (ii) shorten the maturity of the obligations under the Note to a date earlier than the date that is 91 days following the maturity of the Exit First Lien Credit Facility, or (iii) add or make more restrictive any mandatory prepayment, redemption, repurchase, sinking fund or similar requirement;

▪     Shall provide that in any insolvency proceeding of the Company, (i) the Investor shall not propose, support or consent to any debtor-in-possession financing for, or consent to any use of cash collateral by, the Company, in each case, that was not proposed, supported or consented to by the Exit First Lien Secured Parties and (ii) shall not vote in favor of any plan of reorganization that either (A) is not supported by the Exit First Lien Secured Parties or (B) does not provide for the indefeasible payment in full in cash of all obligations under the Exit First Lien Credit Facility;

▪     Shall include a buyout option permitting the Investor to purchase all outstanding principal (at par) and accrued and unpaid interest due under the Exit First Lien Credit Facility in full (and in connection therewith Investor shall cash collateralize all outstanding letters of credit and other secured obligations under the Exit First Lien Credit Facility) upon (i) the existence of a payment event of default under the Exit First Lien Credit Facility that has not been cured (or waived by the Exit First Lien Lenders) for a period of 60 days, (ii) the maturity of the Exit First Lien Credit Facility has been accelerated based on an event of default thereunder, (iii) First Lien Agent has commenced or notified Investor that it intends to commence the exercise of any rights or remedies with respect to a material portion of the collateral, (iv) an insolvency proceeding of the Company, or (v) First Lien Agent has commenced or notified Investor that it intends to commence a sale or disposition of the Company or a material portion of the Collateral pursuant to Section 363 of the Bankruptcy Code;

▪      Notwithstanding anything to the contrary set forth herein, if Investor exercises remedies or enforces its liens and rights and remedies against the Note Priority Collateral following the Note Priority Collateral Standstill and otherwise in compliance with the provisions of the Subordination Agreement, the proceeds of any such enforcement action may be applied by Investor to the obligations under the Note;

▪     If Investor or any Exit First Lien Secured Party is required in any insolvency proceeding of the Company, or otherwise, to turn over or otherwise pay to the estate of Company any amount previously received in respect of obligations under the Note or the Exit First Lien Credit Facility, as applicable, then such Investor or Exit First Lien Secured Party, as applicable, shall be entitled to a reinstatement of the obligations under the Note or the Exit First Lien Credit Facility, as applicable, with respect to all such recovered amounts. and

▪     Shall otherwise be in form and substance satisfactory to the Investor, the Exit First Lien Agent, the Official Committee of Equity Holders, the Backstop Parties and the Company.

Voluntary Prepayment	Subject to the Subordination Agreement, the Note may be prepaid by the Company, in whole, in its sole discretion, at any time or from time to time after the first anniversary of its issuance, at a redemption price equal to the greater of (i) the Amount plus all accrued interest thereon, if any, to and including the date of the prepayment and (ii) 1.25x the Amount.
Mandatory Prepayment	Acquisition Transaction: Upon a Change of Control, the Company, subject to the Subordination Agreement, shall prepay the Note at a price equal to the greater of (i) the Amount plus all accrued interest thereon, if any, to and including the date of the prepayment and (ii) 1.25x the Amount. A “Change of Control” shall mean, following the effective date of the Debtors’ chapter 11 plan, (a) a sale or other disposition of all or substantially all of the assets of the Company, (b) any merger, consolidation or similar transaction upon which the outstanding common stock of the Company shall no longer be registered pursuant to the Securities Exchange Act of 1934, as amended, or (c) any “person” (within the meaning of that term as used in Section 13(d) of the Exchange Act) becoming the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of [50.1]% or more of the combined voting power of the equity interests in the Company.[3]
Reporting Requirements	Reporting requirements to be usual and customary for transactions of this type. The Company will maintain compliance with all SEC reporting requirements and provide filings to Investor. Weekly delivery of satisfactory cash flow information and forecasts during all periods during which a balance exists on the Exit First Lien Credit Facility.
Closing Conditions

Completion of documentation customary for note issuances of this type, including a purchase agreement, etc.; satisfaction of closing conditions which are customary for note issuances of this type; the Company’s support and timely implementation of a plan of reorganization satisfactory to the Investor; such plan (including the backstop commitment described in the Backstop Commitment Agreement) being confirmed via final order and becoming effective; all conditions and other terms in the Backstop Commitment Letter and Backstop Commitment Agreement are satisfied in a manner satisfactory to Investor; and full reimbursement of fees and expenses of Investor.

Conditions precedent to be consistent with those set forth in the JPMorgan Commitment Letter dated November 2, 2020.

Covenants	Affirmative and negative covenants usual and customary for transactions of this type, including an anti-layering provision; provided that the covenants and events of default contained in the documents governing the Note shall be substantially similar to, and not more restrictive than, the covenants contained in the Exit First Lien Credit Facility.

3        NTD: Subject to review of change of control definition in Exit First Lien Credit Facility.

Representations and Warranties	Representations and warranties usual and customary for transactions of this type.
Events of Default

Usual and customary for transactions of this type, including without limitation:

▪     Cross-payment default at maturity of the Exit First Lien Credit Facility and cross-acceleration to the Exit First Lien Credit Facility, subject to Subordination Agreement, and cross-default to other material debt;

▪     Failure to make interest and principal payments when due;

▪     Failure to pay Investor’s reasonable professional fees and expenses;

▪     Failure to repay in full upon maturity or pursuant to a mandatory prepayment requirement (subject to such payment being permitted under the Subordination Agreement);

▪     Breach of certain affirmative covenants, subject to cure period, breach of negative covenants without a cure period;

▪     Payment of cash dividends or repurchases of stock by the Company;

▪     Issuance of any indebtedness senior to the Note (other than indebtedness incurred or commitments permitted to be incurred under the Exit First Lien Credit Facility in an aggregate principal amount not to exceed $150,000,000);

▪     Sale or disposition of all or substantially all of the Company’s assets, unless the proceeds of the sale are sufficient to prepay, and applied to the prepayment in full of, the Note;

▪     Bankruptcy or insolvency of the Company; and

▪     Other Events of Default customary for note issuances of this type.

Fees

Investor shall be entitled to a break-up fee as set forth in the commitment letter.

Payment of Investor’s reasonable professional fees and expenses. No closing or other fees will be charged by the Investor.

Assignment/Transfer	Usual and customary for transactions of this type and subject to Issuer’s consent (not to be unreasonably withheld, conditioned, delayed or denied), unless an event of default under the Note exists in which case Issuer consent shall not be required.
Trustee	TBD
Law/Venue	New York Law / New York Courts

ANNEX B

INVESTOR COMMITMENTS

[See Attached]